EXHIBIT 99.1

JOHN M. MCCOY III, Cal Bar. No. 166244

E-mail: mccoyj@sec.gov

SARA D. KALIN, Cal. Bar No. 212156

E-mail: kalins@sec.gov

Attorneys for Plaintiff

Securities and Exchange Commission

Rosalind R. Tyson, Regional Director

Michele Wein Layne, Associate Regional Director

5670 Wilshire Boulevard, 11th Floor

Los Angeles, California 90036

Telephone: (323) 965-3998

Facsimile: (323) 965-3908

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF CALIFORNIA

SECURITIES AND EXCHANGE COMMISSION, Plaintiff, vs. ELIZABETH A. DRAGON, Defendant.	Case No. 10-CV-01186-BTM-POR COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

Plaintiff Securities and Exchange Commission (“Commission”) alleges as follows:

SUMMARY

1. On at least three separate occasions between June 2008 and January 2009, Elizabeth A. Dragon (“Dragon”), the former senior vice president of research and development for Sequenom, Inc. (“Sequenom”), lied to the public about the accuracy of Sequenom’s prenatal screening test for Down syndrome (the “Down Syndrome Test,” or “Test”). Dragon gave presentations to analysts and investors falsely stating that the Test could predict with almost 100% accuracy whether a fetus had Down syndrome. However, she knew at all relevant times that the Test was far less than 100% accurate, making it much less marketable.

2. Dragon’s materially misleading statements to analysts and investors, as well as Sequenom’s press releases including similar information, caused the company’s stock price to more than triple over the course of several months. On April 29, 2009, Sequenom announced that it would be delaying the Test launch due to the “mishandling” of Test data, and that it was no longer relying on previously announced Test results. The company’s stock price dropped 76% the next day, from $14.91 to $3.62.

3. By engaging in the conduct described in this complaint, Dragon, directly and indirectly, engaged in acts, practices, and courses of business in violation of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. § 78j(b), and Rule l0b-5 thereunder, 17 C.F.R. § 240.l0b-5.

4. The Commission requests an order permanently restraining and enjoining Dragon against future violations of the federal securities laws, imposing civil penalties, and imposing an officer and director bar against her.

JURISDICTION AND VENUE

5. This Court has jurisdiction over this action pursuant to Sections 21(d)(1), 21(e), 21A(a)(1), and 27 of the Exchange Act, 15 U.S.C. §§ 78u(d)(1), 78u(e), 78u-1(a)(1) & 78aa. Dragon has, directly or indirectly, made use of the means or instrumentalities of interstate commerce, of the mails, or of the facilities of a national securities exchange in connection with the acts, practices, and courses of business alleged in this complaint.

6. Venue is proper in this district pursuant to Section 27 of the Exchange Act, 15 U.S.C. § 78aa, because certain of the acts, practices, and courses of business constituting violations of the federal securities laws occurred within this district.

THE DEFENDANT

7. Elizabeth A. Dragon, PhD, age 61, resides in Gilbert, Arizona. Dragon has a doctoral degree in cell biology/virology, and was Sequenom’s senior vice president of research and development between May 2006 and September 2009, when her employment was terminated. Dragon oversaw the development of the Down Syndrome Test and presented data regarding the Test at three major analyst events. While working for Sequenom, Dragon lived in San Diego, California.

RELATED ENTITY

8. Sequenom is a Delaware corporation whose offices are located in San Diego, California. Sequenom is a diagnostic testing and genetics analysis company. Sequenom’s common stock is registered with the Commission pursuant to Section 12(b) of the Exchange Act, and its shares trade on The Nasdaq Global Market under the symbol “SQNM.”

FACTS

The Down Syndrome Test

9. Down syndrome, also known as trisomy 21 (“T21”), is a chromosomal disorder caused by the presence of an extra copy of genetic material on the 21st chromosome. There are several types of prenatal Down syndrome testing commercially available today, including both non-invasive procedures, such as ultrasounds and blood draws, and invasive procedures, such as amniocentesis. Sequenom’s Down Syndrome Test, which it continues to develop, is a non-invasive prenatal test that uses a maternal blood sample to screen for T21.

10. The Down Syndrome Test ran maternal plasma through Sequenom’s proprietary system, which produced spectral data in the form of graphs illustrating the characteristics of certain genes on a fetus’ 21st chromosome. The theory was that the graph would show two equal peaks for normal samples, indicating that the fetus had received one chromosome from the mother and one from the father, for a 1:1 ratio, and that the graph would show one shorter peak and one much larger peak for a T21 sample, indicating that the fetus had a total of three copies of chromosome 21 instead of the normal two copies, for a 1:2 ratio. The graphs did not always show clear 1:1 or 1:2 results. Instead, the ratios varied in both normal and T21 samples, and the scientists reading the results established “cut-off” ranges to guide them in determining whether to call a sample normal or T21. If the results of a particular sample fell within the upper and lower limits of the range, it was called normal, and if it fell outside the range, it was called T21.

Dragon’s Material Misstatements and Omissions

A. The June 2008 Data

11. In early 2008, Sequenom was selected to present data regarding the Down Syndrome Test at the June 2008 International Society of Prenatal Diagnostics (“ISPD”)

conference in Vancouver, Canada. The scientists conducting the tests under Dragon’s supervision ran approximately 51 “high-risk”1 samples prior to the ISPD conference. With the exception of six samples, the tests were run on an “unblinded” basis, meaning that the scientists knew the outcomes of the samples at the time they ran the tests and used this information to set a cut-off range that would result in accurate calls.

12. In addition to the unblinded tests, the scientists ran six samples on a blinded basis, meaning that they did not know the true outcomes of these samples until after they had made final calls for each sample. Of the six samples, three were normal and three were T21. The scientists initially had trouble with one of the T21 samples because it had only a small amount of relevant genetic material to analyze and was therefore difficult to call one way or the other without knowing the true outcome. They finally called it as a “normal.” Once they learned the true outcomes of the samples, they re-designated the sample as a T21.

13. Dragon knew that all but six of the 51 samples had been tested on an unblinded basis, and also knew that, of the six blinded samples, her scientists incorrectly called one of the three T21 samples. In fact, in an e-mail to her lead scientist, Dragon asked how close the call was when she learned that the third T21 sample had not been called correctly on a blinded basis.

14. On June 3, 2008, Dragon presented data regarding the Down Syndrome Test at an analyst-and-investor briefing during the ISPD conference, which was simultaneously made available to the public via a webcast. The slides in Dragon’s presentation were reviewed and edited by multiple individuals at Sequenom, but Dragon presented them to the public and represented them as her own.

15. The slides in Dragon’s presentation indicated that the Test performed with 100% accuracy and also included the following materially misleading information:

•	“Serum, NT and amnio test results blinded to Sequenom.” In reality, the scientists knew the true outcomes of the samples before they were tested, with the exception of the six samples.

[1]

“High-risk” samples came from mothers who were more likely to be carrying a fetus with Down syndrome, and “low-risk” samples came from mothers who were less likely to be carrying a fetus with Down syndrome.

•

Regarding the six samples, Dragon’s slides stated that all T21 samples were correctly called. However, Dragon knew that her scientists had called one of the T21 samples “normal” and changed the call only after learning the true outcome of the sample via an e-mail on which she was copied.

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Dragon’s slides further reported that 130 “low-risk” samples had been tested and correctly identified. In fact, only 51 “high risk” samples had been tested, and no low-risk samples were run for the June 2008 data set.

16. Additionally, following her presentation, Dragon was asked a question regarding whether there was ambiguity in calling the samples. In response, she stated that T21 samples were very clear, and that “[t]he overall call is strongly positive… you know it’s definitely a Downs and you can read it as a Downs without any problem…” (Emphasis added). However, when she made this statement, she knew that one of the T21 samples had been mistakenly called as a normal.

17. Following the ISPD conference, Sequenom’s stock price more than doubled over the next few weeks, enabling the company to commence a follow-on stock offering priced at $15.50 per share on June 25, 2008, when the stock had been trading at only $7.66 prior to Dragon’s June 3, 2008 presentation at the ISPD conference.

B. The September 2008 Data

18. Sequenom planned to announce additional data regarding the Down Syndrome Test in September 2008. One of the company’s goals for the September data set was to demonstrate that the Down Syndrome Test could identify T21 samples that had been collected in the first trimester of pregnancy, as a test that worked in the first trimester would be more marketable. However, the company was able to obtain only one first trimester T21 sample, which made it especially important to correctly call that particular sample (“Sample 9012”).

19. During the September 2008 testing process, the scientists initially ran all samples on a blinded basis, and made each call without the benefit of the known outcomes. The test’s accuracy rate on a blinded basis was between 70-80%, which was less accurate than tests currently available on the market. Once the scientists made their initial calls, they turned them in to Dragon, who had a key that listed the true outcomes for all samples. Dragon checked the results of the scientists’ initial calls, and then sent them a list of incorrect calls so that they could adjust the cut-offs as necessary to produce more accurate results.

20. One of the scientists’ incorrect calls was the critical Sample 9012, the first trimester T21 sample, which they initially called normal. Even after knowing the true outcome, the scientists were still not able to call the sample a T21 without affecting the results of other samples, so they reported to Dragon that they could not make the T21 call. Because it was crucial for the company to correctly call Sample 9012, Dragon continued to push back. The final result was that the test showed Sample 9012 as a T21, and, based on conversations with Dragon, the scientists disqualified a sample that would have been incorrectly called after the cut-off adjustment that enabled Sample 9012 to be called a T21. Disqualifying the other sample allowed the company to announce that the first trimester T21 had been correctly identified without also reporting the incorrect call with respect to the disqualified sample.

21. On September 23, 2008, Sequenom held an analyst day and investor briefing in New York City to announce the second set of data related to the Down Syndrome Test. The event was available to the public via a live webcast. Dragon announced the results of the new data, and the slides in her presentation again indicated that the test had performed with 100% accuracy. In addition, her slides included the following materially misleading information:

•

Sequenom’s study design was “identical to real-world practice,” “amnio or CVS test results blinded to Sequenom scientists,” and “cutoffs set prior to interpretation.” In fact, the true test results were only initially blinded to the scientists, the cut-offs were adjusted after interpretation to produce more accurate results, and the study design was not identical to real world practice because the scientists were able to change their testing results based on the known outcomes of the samples.

•

The September 2008 data set included 86 “high prevalence” samples, of which, the test returned no false positives and no false negatives. In fact, on a blinded basis there were multiple false positives and false negatives.

•	“1st Trimester [T21 Sample]: Correctly Identified.” In fact, the first trimester T21 sample was not correctly identified.

•	“Unambiguous T21 Assay Data Interpretation.” In fact, the test was often very difficult to interpret, which is why Dragon provided the known outcomes to the scientists.

22. In addition to the statements in her power point presentation, Dragon made the following verbal misrepresentations during the investor briefing:

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•

“We have been looking at both low risk and high prevalence patients, and these have been tied to — high prevalence patients have been tied to amnio or CVS results, and they were blinded to my Sequenom scientists. We set the allele ratio cut-off prior to interpretation, and then had to wait and unblind them with me after the fact.” In reality, the cut-off was adjusted after the results had been unblinded to the scientists.

•

“This is the first trimester T21 that we were able to identify. Notice again the SNP ratios are outside. So in all three cases, we’re able to identify the T21 sample, and the ratios are outside, the normals were inside. So they are behaving exactly as you would like to see them behave.” In fact, the first trimester T21 sample was originally called as a normal, the cut-off had to be adjusted, and another sample had to be disqualified in order for the first trimester T21 to be called correctly without causing other false positives or negatives.

23. Following the September 23, 2008 analyst day and investor briefing, Sequenom’s stock price rose from $20.56 on September 23 to a closing price of $27.76 the next day, a 35% increase.

C. The January 2009 Data

24. On January 28, 2009, Dragon presented the results of a third set of data regarding the Down Syndrome Test at Sequenom’s “Analyst Day” held in San Diego. The January 2009 data was produced in the same manner as the September 2008 data. The scientists initially ran the samples on a blinded basis, and then adjusted the cut-off ranges to make the results more accurate after Dragon sent them the known outcomes. The Test’s accuracy did not significantly improve between September and January and on a blinded basis was, again, approximately 70-80% accurate.

25. During Dragon’s January 28, 2009 presentation, which was available to the public via webcast, Dragon announced the results of the third set of data, and falsely claimed that the Test had correctly identified all but one false positive sample for an over 99% rate of accuracy. Dragon also made the following materially misleading statement:

•

“Most importantly, what we did, the clinical group had the results blinded to the R&D group that was actually doing this. So the Sequenom R&D scientists did not know the results before they were [tested], so it was blinded. That was very important for us.” In fact, the Sequenom scientists ran tests on an unblinded basis and altered the results of the test based on the known outcomes Dragon provided them.

Sequenom Discloses That Test Data is False

26. In April 2009, as the company was preparing for the June 2009 Down Syndrome Test launch, certain Sequenom employees discovered that, on a blinded basis, the Test did not actually perform as well as had been publicly reported. On April 29, 2009, the company announced that the Test would not be launched in June 2009 due to the “mishandling” of Test data, and that it was no longer relying on previously announced Test results. Sequenom’s stock price fell 76% from $14.61 to $3.62 the day after the announcement. Following a formal investigation, Dragon and several other employees were terminated in September 2009.

CLAIM FOR RELIEF

FRAUD IN CONNECTION WITH THE

PURCHASE OR SALE OF SECURITIES

Violations of Section 10(b) of the Exchange Act

and Rule 10b-5 Thereunder

27. The Commission realleges and incorporates by reference paragraphs 1 through 26 above.

28. Defendant Dragon, by engaging in the conduct described above, directly or indirectly, in connection with the purchase or sale of a security, by the use of means or instrumentalities of interstate commerce, of the mails, or of the facilities of a national securities exchange, with scienter:

a.	employed devices, schemes, or artifices to defraud;

b.	made untrue statements of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or

c.	engaged in acts, practices or courses of business which operated or would operate as a fraud or deceit upon other persons.

29. By engaging in the conduct described above, defendant Dragon violated, and unless restrained and enjoined will continue to violate, Section 10(b) of the Exchange Act, 15 U.S.C. § 78j(b), and Rule 10b-5 thereunder, 17 C.F.R. § 240.10b-5.

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PRAYER FOR RELIEF

WHEREFORE, the Commission respectfully requests that the Court:

I.

Issue a judgment, in a form consistent with Fed. R. Civ. P. 65(d), permanently enjoining Dragon and her officers, agents, servants, employees, and attorneys, and those persons in active concert or participation with any of them, who receive actual notice of the judgment by personal service or otherwise, and each of them, from violating Section 10(b) of the Exchange Act, 15 U.S.C. § 78j(b), and Rule 10b-5 thereunder, 17 C.F.R. § 240.10b-5.

II.

Order an officer and director bar against Dragon pursuant to Section 21(d)(2) of the Exchange Act, 15 U.S.C. § 78u(d)(2).

III.

Order Dragon to pay a civil penalty under Section 21(d)(3) of the Exchange Act, 15 U.S.C. § 78u(d)(3).

IV.

Retain jurisdiction of this action in accordance with the principles of equity and the Federal Rules of Civil Procedure in order to implement and carry out the terms of all orders and decrees that may be entered, or to entertain any suitable application or motion for additional relief within the jurisdiction of this Court.

V.

Grant such other and further relief as this Court may determine to be just and necessary.

DATED: June 2, 2010	/s/ John M. McCoy III
John M. McCoy III
Sara D. Kalin
Attorneys for Plaintiff
Securities and Exchange Commission